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Exhibit 11.1

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                              COMPUTATION OF EARNINGS PER SHARE

                                                                 Three Months Ended
                                                                      March 31,
                                                           -------------------------------
                                                              2000                 1999
                                                           ----------           ----------
                                                   (In thousands, except share and per share data)

Average common shares outstanding                           6,139,750            6,551,835

Average common stock equivalents of
   options outstanding - based on the
   treasury stock method using market price                    42,190              128,650
                                                           ----------           ----------

Average diluted common shares outstanding                   6,181,940            6,680,485
                                                           ==========           ==========

Net income                                                 $    1,635           $    1,002

Basic earnings per common share                                  0.27                 0.15

Diluted earnings per common share                                0.26                 0.15
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